Exhibit 10.1

CHARLES & COLVARD, LTD.

FISCAL 2023 SENIOR MANAGEMENT EQUITY INCENTIVE PROGRAM

Adopted November 7, 2022

The Charles & Colvard, Ltd. Fiscal 2023 Senior Management Equity Incentive Program (the “Program”) is a compensatory program established pursuant to the Charles & Colvard, Ltd. 2018 Equity Incentive Plan (the “2018 Plan”) for the 2023 fiscal year (i.e., July 1, 2022 through June 30, 2023). The Compensation Committee (the “Committee”) of the Board of Directors of Charles & Colvard, Ltd. (the “Company”) is charged with administering the Program. The Program covers performance-based restricted stock awards and cash bonus awards for Company personnel at the level of Senior Vice President and above (the “Eligible Employees”).

The Program supersedes and replaces all prior management incentive plans or programs for all periods commencing on or after July 1, 2022.

Purpose and Objective

The Program is intended to further strengthen the Company’s pay for performance philosophy and more closely align the Eligible Employees’ interests with those of the Company and its shareholders by granting Eligible Employees significant equity and cash compensation awards that are tied to Company performance. The Program provides for a mixture of both performance-based and time-based vesting of awards to permit the Committee to tie vesting to the attainment of specific performance measures under the 2018 Plan while also encouraging the longer-term retention of Eligible Employees.

Description of Units1

Each award granted under the FY2023 Program shall be expressed in “Units” and each Unit shall consist of (1) a restricted stock award representing 65% of the Unit (the “Restricted Stock Component”), to be granted to Eligible Employees upon approval of the FY2023 Program, and (2) a cash bonus award representing 35% of the Unit (the “Cash Component”), to be paid to Eligible Employees on the later of (a) the payroll date following the Vesting Date (as defined below), or (b) the payroll date following the Compensation Committee’s determination of the Company’s achievement of performance goals. All awards under the FY2023 Program shall be subject to achievement of performance goals.

The value of the Restricted Stock Component of a Unit shall be set on the grant date of the Unit under the FY2023 Program. The value of the Cash Component of a Unit shall be calculated on the Vesting Date of the Unit as the product of 0.35 multiplied by the closing price of one share of the Company’s Common Stock on the Vesting Date (the “Vesting FMV”).

1 The term “Units” is used in place of “Share Equivalents” to ensure that the Cash portion of the program which is now linked to a share price multiple is properly characterized as “phantom stock” for tax purposes as opposed to being viewed as an equity incentive.

For example, if an award is expressed as 100 Units and all performance goals are achieved at the 100% payout level (as more fully described below), all 100 Units would fully vest. The Restricted Stock Component of the 100 Units would equate to 65 fully vested shares of the Company’s Common Stock. Assuming the Vesting FMV is $2.00, the Cash Component would equate to $70.00 (100 Units multiplied by 0.35 multiplied by $2.00).

For the avoidance of doubt, the Cash Component of a Unit does not represent any security interest in the Company, and does not in any way represent an ownership interest in the Company, nor does it give an Eligible Employee any rights as a shareholder of the Company.

Achievement of Units

Units granted under the FY2023 Program have both performance and service measures. Achievement of an Eligible Employee’s performance measures shall be measured by the Committee as follows: (1) 65% of each Unit shall be based on the achievement of a Company goal regarding revenue (the “Revenue Measure”); and (2) 35% of each Unit shall be based on the achievement of a Company goal regarding EBITDA (the “EBITDA Measure” and together with the Revenue Measure, the “Company Measures”), all for the period from July 1, 2022 through June 30, 2023 (the “Performance Measurement Period”).

If the Company does not achieve 90% of the Revenue Measure, the Revenue Measure component of each Restricted Stock Component of each Unit shall be forfeited and the Cash Component of each Unit related to such Revenue Measure shall not be paid. The Company must achieve at least 90% of the Revenue Measure in order for the portion of the Unit attributed to the Revenue Measure to be vested/paid, as applicable. Achievement of 90% or 100% of the Revenue Measure shall result in payment of 50% or 75% of the portion of the Unit attributed to the Revenue Measure, respectively. Achievement of revenue rounding to 103% or 110% of the Revenue Measure shall result in payment of 100% or 125% of the portion of the Unit attributed to the Revenue Measure, respectively, so long as the EBITDA Measure is achieved. If the Company does not achieve 100% of the EBITDA Measure, the EBITDA Measure component of each Restricted Stock Component of each Unit shall be forfeited and the Cash Component of each Unit related to such EBITDA Measure shall not be paid. The Company Measures are determined by the Committee and may be modified by the Committee during, and after the end of, the Performance Measurement Period, subject to the terms of the 2018 Plan. In addition, an Eligible Employee must remain in continuous service until July 31, 2023 (the “Vesting Date”) for restrictions to fully lapse on the Restricted Stock Component and for the Cash Component to be paid.

Under the FY2023 Program, the Eligible Employees shall be eligible to receive the following target-level Units:

Position	Target Units
Chief Executive Officer	150,000
Chief Financial Officer and Chief Operating Officer	75,000
Senior Vice President(s)	50,000

The Program provides the Committee discretion to make additional awards above the targeted award level in recognition of extraordinary performance.

Committee Discretion in Granting Units and Administering the Program for Future Employees

Any person who commences employment with the Company after July 1, 2022 may be designated an Eligible Employee for purposes of the Program at the discretion of the Committee and receive a pro-rated number of Units.

Source of Equity Compensation Units; Coordination with 2018 Plan

The Restricted Stock Component and the Cash Component of all Units granted pursuant to the Program shall be issued under and pursuant to the 2018 Plan. All terms, conditions, and requirements of the 2018 Plan are expressly incorporated into the Program by reference.

The Restricted Stock Component of all Units granted pursuant to the Program shall be evidenced by an appropriate Restricted Stock Award Agreement in the form approved by the Committee for use under the 2018 Plan, and the Restricted Stock Component of each Unit hereunder shall be subject to the terms and conditions set forth in the applicable Restricted Stock Award Agreement and the 2018 Plan. To the extent there is any conflict or ambiguity between the terms of the FY2023 Program and the 2018 Plan or between the FY2023 Program and any applicable Restricted Stock Award Agreement, the terms of the 2018 Plan or the applicable Restricted Stock Award Agreement shall control.

Amendment and Termination of the Program

The Program may be amended or terminated at any time by the Committee or the Company’s Board of Directors. The Committee shall have unilateral authority to amend the Program and any Unit granted pursuant to the Program (without the recipient’s consent, unless otherwise required under the 2018 Plan) to the extent necessary to comply with applicable laws, rules, or regulations or changes to applicable laws, rules, or regulations (including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended, federal securities laws, or related regulations or other guidance).

Withholding; Tax Matters

In accordance with the terms of the 2018 Plan and applicable Restricted Stock Award Agreements thereunder, the Company shall withhold, or shall require the recipient to pay the Company in cash, the amount of any local, state, federal, foreign, or other tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the recipient. The Company makes no warranties or representations with respect to the tax consequences (including but not limited to income tax consequences) related to the transactions contemplated by the FY2023 Program and the 2018 Plan. A recipient should consult with his/her own attorney, accountant, and/or tax advisor regarding the decision to accept equity compensation awards under the Program and the consequences thereof. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any recipient.

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